Exhibit 99.1

NEWS RELEASE

H. Patrick Dee	Christopher C. Spencer
Chief Operating Officer	Chief Financial Officer
(505) 241-7102	(505) 241-7154

FIRST STATE REPORTS IMPROVED ASSET QUALITY

Albuquerque, NM—October 29, 2007

OVERVIEW:

•	Earnings for the quarter of $6.6 million, comparable to last year’s quarter.

•	Year to date earnings of $20.3 million, up 19% from 2006.

•	Diluted earnings per share for the quarter of $0.32, down 14% from last year’s quarter.

•	Year to date diluted earnings per share of $0.98, up 3% from 2006.

•	Net interest margin of 4.57% for the quarter and 4.64% year to date.

•	Loan growth remained strong, 11% since September 30, 2006.

•	Completed the sale of $14.8 million of non-performing loans acquired in the Front Range transaction.

•	Successfully completed the systems integration for the Front Range acquisition.

•	Deposit growth of $64 million since June 30, 2007.

INCOME STATEMENT HIGHLIGHTS:

(Unaudited - $ in thousands, except share and per-share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Interest income	$59,515	$46,944	$171,100	$133,027
Interest expense	25,612	17,722	71,882	47,705

Net interest income	33,903	29,222	99,218	85,322
Provision for loan losses	(2,447)	(1,379)	(6,559)	(5,488)

Net interest income after provision for loan losses	31,456	27,843	92,659	79,834
Non-interest income	6,054	4,972	19,086	14,186
Non-interest expense	27,477	22,907	80,655	67,929

Income before income taxes	10,033	9,908	31,090	26,091
Income tax expense	3,463	3,248	10,812	9,121

Net income	$6,570	$6,660	$20,278	$16,970

Basic earnings per share	$0.32	$0.38	$0.99	$0.97
Diluted earnings per share	$0.32	$0.37	$0.98	$0.95
Weighted average basic shares outstanding	20,279,943	17,624,287	20,507,847	17,564,279
Weighted average diluted shares outstanding	20,439,936	17,936,122	20,754,345	17,883,880

FSNM - Third Quarter Results

October 29, 2007

FINANCIAL RATIOS:

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited)	2007	2006	2007	2006
Return on average assets	0.79%	1.02%	0.85%	0.89%
Return on average equity	8.48%	11.86%	8.79%	10.43%
Efficiency ratio	68.77%	66.99%	68.18%	68.26%
Operating expenses to average assets	3.29%	3.51%	3.37%	3.55%
Net interest margin	4.57%	4.94%	4.64%	4.93%
Average equity to average assets	9.28%	8.60%	9.64%	8.50%
Leverage ratio	8.71%	8.28%	8.71%	8.28%
Total risk based capital ratio	10.66%	10.46%	10.66%	10.46%

First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced third quarter 2007 earnings of $6.6 million compared to $6.7 million for 2006. Earnings per diluted share for the quarter were $0.32 compared to $0.37 per diluted share for the same quarter in 2006, a decrease of 14%. For the nine months ended September 30, 2007, net income was $20.3 million, compared to $17.0 million for 2006, an increase of 19%. Earnings per diluted share for the nine months ended September 30, 2007 were $0.98 compared to $0.95, an increase of 3%.

On March 1, 2007, First State completed the acquisition and merger of Front Range Capital Corporation and its subsidiary, Heritage Bank (“Front Range”) for $72 million in cash. The transaction was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Front Range were recorded at their estimated fair value on the acquisition date. The results of operations for Front Range are included in the consolidated results of First State subsequent to the acquisition date.

BALANCE SHEET HIGHLIGHTS:

(Unaudited – $ in thousands except per share amounts)	September 30, 2007	December 31, 2006	September 30, 2006	$ Change from December 31, 2006	$ Change from September 30, 2006
Total assets	$3,336,704	$2,801,572	$2,659,483	$535,132	$677,221
Total loans	2,478,983	2,041,607	1,991,359	437,376	487,624
Investment securities	468,490	492,752	419,634	(24,262)	48,856
Deposits	2,548,828	2,120,924	2,092,996	427,904	455,832
Non-interest bearing deposits	504,212	447,172	458,402	57,040	45,810
Interest bearing deposits	2,044,616	1,673,752	1,634,594	370,864	410,022
Borrowings	271,068	213,413	187,319	57,655	83,749
Shareholders’ equity	309,055	304,892	225,479	4,163	83,576
Book value per share	$15.26	$14.67	$12.81	$0.59	$2.45
Tangible book value per share	$8.04	$11.04	$8.57	$(3.00)	$(0.53)

In conjunction with the acquisition of Front Range, First State acquired approximately $296 million in total loans, approximately $360 million in deposits, and recognized goodwill and other intangibles of approximately $73 million. As part of the acquisition of Front Range, First State identified loans with a face value of approximately $47.4 million to be sold. The loan sale was finalized during the third quarter of 2007 and resulted in a total goodwill impact of approximately $9.8 million, $2.0 million of which was recorded in the third quarter of 2007. Excluding the loans and deposits acquired, and taking into account the sale of the acquired loans, total loans increased by approximately $227 million or 11% and deposits increased by $96 million or 5% from September 30, 2006 to September 30, 2007.

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FSNM - Third Quarter Results

October 29, 2007

“We are generally pleased with the reduction in non-interest expenses in the third quarter, as we completed the integration of Front Range. With the integration behind us, we can now focus more of our efforts on returning to the higher profitability levels and returns we have delivered in the past,” commented Michael R. Stanford, President and Chief Executive Officer. “We are pleased with our loan and deposit growth amidst a very challenging banking environment,” continued Stanford.

Net interest income was $33.9 million for the third quarter of 2007 compared to $29.2 million for the same quarter of 2006. For the nine months ended September 30, 2007 and 2006, net interest income was $99.2 million and $85.3 million, respectively. First State’s net interest margin was 4.57% and 4.94% for the third quarters of 2007 and 2006, respectively, and 4.66% for the second quarter of 2007. The net interest margin was 4.64% and 4.93% for the nine months ended September 30, 2007 and 2006, respectively. The decrease in the net interest margin is primarily due to the repricing of existing deposits, the higher cost of new deposits, and the need to utilize borrowings to fund the loan growth which has continued to outpace deposit growth. In addition, the mix of our deposits has shifted toward higher cost deposit products. The Front Range acquisition also contributed to net interest margin compression, as Front Range’s net interest margin was lower than First State’s net interest margin, on a stand-alone basis. The Federal Reserve lowered the Federal Funds target rate by 50 basis points on September 18, 2007, which led to a similar decrease in the prime lending rate. This decrease had minimal affect on net interest margin for the three and nine months ended September 30, 2007, due to the date of the change. As a result of the decrease in the Federal Funds target rate, we have lowered the rates on some of our deposit accounts. However, we expect further compression in the fourth quarter as approximately 80% of the loan portfolio has variable rates with approximately 45% repricing immediately upon a change in the prime lending rate. Repricing of deposits resulting from the decrease in the Federal Funds target rate is determined primarily by competitive market forces. In addition, the net interest margin may compress further if we continue to experience strong loan growth without a corresponding increase in core deposits, or if the Federal Reserve continues to lower target rates.

In the third quarter of 2007, First State formed First State NM Statutory Trust VIII for the purpose of issuing trust preferred securities. Trust VIII issued $22.5 million of Trust VIII Securities that bear interest at an annual rate equal to the three-month LIBOR plus 1.35%. The Company used the proceeds from Trust VIII to redeem First State NM Statutory Trust II at par on September 25, 2007. The annual interest rate for the First State NM Statutory Trust II debentures was equal to the three-month LIBOR plus 3.45%.

In the second quarter of 2007, First State formed First State NM Statutory Trust VII for the purpose of issuing trust preferred securities. Trust VII issued $21.0 million of Trust VII Securities that bear interest at an annual rate equal to the three-month LIBOR plus 1.45%. The Company used $4.0 million of the proceeds from Trust VII to redeem Access Anytime Capital Trust I at 106.15 on July 25, 2007 and used another $4.0 million of the proceeds to redeem Access Anytime Capital Trust II at par on October 1, 2007. The interest rate for Access Anytime Capital Trust I debentures was fixed at 10.25%. The Access Anytime Capital Trust II debentures bore interest at an annual rate equal to the three-month LIBOR plus 3.65%. The remainder of the proceeds was used primarily for the repurchase of First State common stock during the second quarter of 2007.

In conjunction with the redemption of the Access Anytime Trust I, First State recognized a gain on early redemption of approximately $168,000, representing the remaining accretion of the fair value adjustments recorded at the acquisition date, net of the premium on early redemption. First State incurred a loss on the redemption of the First State NM Statutory Trust II of approximately $617,000, representing the write-off of the associated unamortized offering costs.

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FSNM - Third Quarter Results

October 29, 2007

ALLOWANCE FOR LOAN LOSSES:

(unaudited - $ in thousands)	Nine Months Ended September 30, 2007	Year Ended December 31, 2006	Nine Months Ended September 30, 2006
Balance beginning of period	$23,125	$17,413	$17,413
Provision for loan losses	6,559	6,993	5,488
Net charge offs	(3,026)	(3,409)	(2,245)
Allowance related to acquired loans	2,958	2,128	2,128

Balance end of period	$29,616	$23,125	$22,784

Allowance for loan losses to total loans held for investment	1.20%	1.15%	1.16%
Allowance for loan losses to non-performing loans	158%	166%	127%

First State’s provision for loan losses was $2.4 million for the third quarter of 2007 compared to $1.4 million for the same quarter of 2006. The provision for loan losses for the nine months ended September 30, 2007 was $6.6 million, compared to $5.5 million for the same period in 2006. The increase is primarily a result of an increase in net charge-offs. Net charge-offs were $2.0 million for the three months ended September 30, 2007, compared to $273,000 for the same period in 2006. First State’s allowance for loan losses was 1.20% and 1.16% of total loans held for investment at September 30, 2007 and September 30, 2006, respectively.

NON-PERFORMING ASSETS:

(unaudited - $ in thousands)	September 30, 2007	December 31, 2006	September 30, 2006
Accruing loans – 90 days past due	$236	$75	$—
Non-accrual loans	18,463	13,851	17,955

Total non-performing loans	$18,699	$13,926	$17,955
Other real estate owned	18,736	6,396	1,027

Total non-performing assets	$37,435	$20,322	$18,982

Potential problem loans	$51,610	$35,916	$32,809
Total non-performing assets to total assets	1.12%	0.73%	0.71%

As part of the acquisition of Front Range, First State identified loans with a face value of approximately $47.4 million to be sold. The loans identified to be sold included non-accrual loans with an estimated net realizable value of approximately $14.8 million and potential problem loans with an estimated net realizable value of approximately $8.8 million. The loan sale was finalized during the third quarter of 2007.

Other real estate owned increased approximately $17.7 million compared to the same period of 2006. Other real estate owned at September 30, 2007 includes $9.5 million in foreclosed or repossessed assets, $4.4 million in other real estate owned acquired as part of the Front Range acquisition, and approximately $4.8 million in bank facilities listed for sale.

The foreclosed or repossessed assets include a residential lot development property in Denver, Colorado, which was transferred to other real estate owned in December 2006. During the second quarter, the Company reached agreement to sell this property to a national homebuilder. This agreement involves the sale of the lots in phases, with the last purchase to be completed in mid 2009. In mid July, First State received $1.1 million from the first of five takedowns and the value of the property was reduced from $5.6 million to $4.5 million. The next takedown is scheduled for the first quarter of 2008.

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FSNM - Third Quarter Results

October 29, 2007

The $4.4 million of other real estate owned acquired from Front Range represents the estimated value of an 8.2 acre property in Broomfield, Colorado, purchased by Front Range in 2001 and referred to as “Heritage Place.” The Heritage Place property was under contract to be sold for $4.6 million, however, the contract was terminated in August 2007. The property had previously been valued at $5.7 million, but based on the proposed $4.6 million contract, less estimated selling costs, the property was written down to $4.4 million in the third quarter of 2007, resulting in a $1.3 million increase to goodwill.

The $4.8 million of bank facilities listed for sale is comprised of two recently closed facilities and three parcels of vacant land previously held for future branch locations. In addition, during the third quarter of 2007, a branch facility built by Front Range which was not occupied and was classified as other real estate owned was sold, net, for $2.1 million.

“Through a combination of collection efforts and the sale of some of the assets acquired from Front Range, our non-performing asset totals showed significant improvement during the quarter,” stated H. Patrick Dee, Executive Vice President and Chief Operating Officer. “We have done an extensive review of our residential construction loan portfolio and will continue to monitor it closely in the months ahead so that we can quickly identify potential problem loans,” continued Dee.

NON-INTEREST INCOME:

(unaudited - $ in thousands)	Three Months Ended September 30,
	2007	2006	$ Change	% Change
Service charges on deposit accounts	$2,566	$2,012	$554	28%
Other banking service fees	246	218	28	13%
Credit and debit card transaction fees	1,141	766	375	49%
Check imprint income	189	174	15	9%
Gain on sale of mortgage loans	1,024	1,098	(74)	(7)%
Income on cash surrender value of bank-owned life insurance	413	338	75	22%
Other	475	366	109	30%

	$6,054	$4,972	$1,082	22%

Non-interest income for the third quarter of 2007 was $6.1 million, compared to $5.0 million for the third quarter of 2006, an increase of $1.1 million or 22%. The increase in service charges on deposit accounts is primarily due to an increase in overdraft and NSF fees and the Front Range acquisition. The increase in credit and debit card transaction fees is primarily due to increased transaction volume. Although the gain on sale of mortgage loans for the quarter ended September 30, 2007 is comparable to the same period in 2006, the gains for the third quarter of 2007 are down from the second quarter of 2007, due to reduced volumes reflecting the nationwide slow down in the residential mortgage market.

NON-INTEREST INCOME:

(unaudited - $ in thousands)	Nine Months Ended September 30,
	2007	2006	$ Change	% Change
Service charges on deposit accounts	$7,343	$5,630	$1,713	30%
Other banking service fees	717	687	30	4%
Credit and debit card transaction fees	3,156	2,093	1,063	51%
Gain (loss) on sale or call of investment securities	30	(140)	170	(121)%
Check imprint income	550	441	109	25%
Gain on sale of mortgage loans	3,783	3,530	253	7%
Income on cash surrender value of bank-owned life insurance	1,723	887	836	94%
Other	1,784	1,058	726	69%

	$19,086	$14,186	$4,900	35%

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FSNM - Third Quarter Results

October 29, 2007

Non-interest income for the nine months ended September 30, 2007 was $19.1 million, compared to $14.2 million for the same period in 2006, an increase of $4.9 million or 35%. The increase in service charges on deposit accounts is primarily due to an increase in overdraft and NSF fees and the Front Range acquisition. The increase in credit and debit card transaction fees is primarily due to increased transaction volume. The increase in income on cash surrender value of bank-owned life insurance is primarily due to the receipt of approximately $570,000 from the death benefit of an insured employee. The increase in other non-interest income includes $132,000 of interest income on monies held in escrow for the exchange of Front Range shares for cash that is non-recurring. The increase in other non-interest income is also due to an increase in rental income and gains on sales of other real estate owned.

NON-INTEREST EXPENSE:

(unaudited - $ in thousands)	Three Months Ended September 30,
	2007	2006	$ Change	% Change
Salaries and employee benefits	$12,221	$11,264	$957	8%
Occupancy	3,887	2,795	1,092	39%
Data processing	1,610	1,505	105	7%
Equipment	2,076	1,618	458	28%
Legal, accounting, and consulting	681	574	107	19%
Marketing	799	957	(158)	(17)%
Telephone	584	603	(19)	(3)%
Supplies	320	357	(37)	(10)%
Delivery	320	276	44	16%
Other real estate owned	217	142	75	53%
FDIC insurance premiums	449	60	389	648%
Amortization of intangibles	642	325	317	98%
Check imprint expense	209	59	150	254%
Other	3,462	2,372	1,090	46%

	$27,477	$22,907	$4,570	20%

Non-interest expenses were $27.5 million and $22.9 million for the quarters ended September 30, 2007 and 2006, respectively, and represent an increase of $4.6 million or 20%. The acquisition of Front Range contributed approximately $3.8 million toward the overall increase in non-interest expenses during the quarter. Salary and benefits increased approximately $957,000, due primarily to the additional Front Range employees. The increase in occupancy expense reflects the acquisition of Front Range, the lease of space in Phoenix for three new branches, additional administrative space in Albuquerque, a new branch in Rio Rancho, and new branch locations in Denver and Ft Collins, Colorado. The increase in equipment is primarily due to Front Range and our continued organic growth. The increase in FDIC insurance premiums is primarily due to new FDIC assessment rates that took effect at the beginning of 2007. These rates are significantly higher than the previous assessment rates. The new assessment system allowed eligible insured depository institutions to share a one-time assessment credit pool, which offset premiums for a period of time. First Community Bank’s share of the credit was used up in the third quarter of 2007, resulting in the increase. The increase in amortization of intangibles is due to the acquisition of Front Range. The increase in other non-interest expenses is primarily due to an $180,000 fraud loss, an increase of approximately $113,000 related to a new credit and debit card reward point program, and the $617,000 loss on redemption of the First State NM Statutory Trust II, partially offset by the net gain of $168,000 on the redemption of Access Anytime Trust I.

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FSNM - Third Quarter Results

October 29, 2007

NON-INTEREST EXPENSE:

(unaudited - $ in thousands)	Nine Months Ended September 30,
	2007	2006	$ Change	% Change
Salaries and employee benefits	$38,175	$32,905	$5,270	16%
Occupancy	10,966	8,143	2,823	35%
Data processing	4,860	4,076	784	19%
Equipment	5,999	4,471	1,528	34%
Legal, accounting, and consulting	2,147	2,662	(515)	(19)%
Marketing	2,520	2,971	(451)	(15)%
Telephone	1,803	1,542	261	17%
Supplies	992	1,019	(27)	(3)%
Delivery	914	787	127	16%
Other real estate owned	733	258	475	184%
FDIC insurance premiums	588	171	417	244%
Amortization of intangibles	1,729	975	754	77%
Check imprint expense	542	417	125	30%
Other	8,687	7,532	1,155	15%

	$80,655	$67,929	$12,726	19%

Non-interest expenses were $80.7 million and $67.9 million for the nine months ended September 30, 2007 and 2006, respectively, and represent an increase of $12.7 million or 19%. The acquisition of Front Range contributed approximately $8.9 million toward the overall increase in non-interest expenses during the nine months ended September 30, 2007. Of the $5.3 million increase in salaries and benefits, approximately $3.6 million is due to the additional employees of Front Range, and includes approximately $617,000 in retention and stay bonuses for Front Range employees. The remaining increase in salaries and benefits is primarily due to normal compensation increases for job performance and an increase in incentives and mortgage loan commissions. The increase in occupancy expense reflects the acquisition of Front Range, the lease of space in Phoenix for three new branches, additional administrative space in Albuquerque, a new branch in Rio Rancho, and new branch locations in Denver and Ft. Collins, Colorado. The increase in data processing expense is primarily due to fees related to the Front Range system conversion, an increase in ATM processing fees and an increase in expenses associated with software maintenance contracts. The increase in equipment is primarily due to Front Range and our continued organic growth. The decrease in legal, accounting and consulting expense is primarily due to expenses incurred in the nine months ended September 30, 2006, for the conversion and implementation of information systems related to the acquisitions of Access Anytime Bancorp Inc. and New Mexico Financial Corporation. The decrease in marketing is primarily due to a decrease in direct advertising expense, partially related to advertising in 2006 for the Bank’s name change. The increase in expenses related to other real estate owned is primarily due to a write-down of a property. In addition, the increase is due to expenses related to other real estate owned acquired in the Front Range transaction. The increase in FDIC insurance premiums is primarily due to new FDIC assessment rates that took effect at the beginning of 2007. These rates are significantly higher than the previous assessment rates. The new assessment system allowed eligible insured depository institutions to share a one-time assessment credit pool, which offset premiums for a period of time. First Community Bank’s share of the credit was used up in the third quarter of 2007, resulting in the increase. The increase in amortization of intangibles is due to the acquisition of Front Range. The increase in other non-interest expenses is primarily due to an $180,000 fraud loss, an increase of approximately $273,000 related to a new credit and debit card reward point program, and the $617,000 loss on redemption of the First State NM Statutory Trust II, partially offset by the net gain of $168,000 on the redemption of Access Anytime Trust I.

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FSNM - Third Quarter Results

October 29, 2007

In June 2007, one New Mexico branch facility was closed. This property is included in other real estate owned and is currently under contract to sell. We closed another New Mexico branch facility in the third quarter of 2007 and are currently using the facility for administrative purposes. We expect to close an additional New Mexico branch facility in the fourth quarter of 2007. In addition, during the third quarter of 2007, two branch facilities in Colorado, one that was leased and one that was owned, were closed. The owned property was sold in July 2007. The agreement on the leased property expires in January 2008 and has minimal financial impact over the remainder of 2007.

In conjunction with its third quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Monday, October 29, 2007 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fcbnm.com, Investor Relations. The conference call will be available for replay beginning October 29, 2007 through November 7, 2007 at www.fcbnm.com, Investor Relations.

On Friday, October 26, 2007, First State’s Board of Directors declared a quarterly dividend of $0.09 per share. The dividend will be paid to shareholders of record on November 7, 2007, payable December 5, 2007.

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 62 branches located in New Mexico, Colorado, Utah and Arizona. On Friday, October 26, 2007, First State’s stock closed at $17.41 per share.

The following tables provide selected information for average balances and average yields for the three and nine month periods ended September 30, 2007 and September 30, 2006:

	Three Months Ended September 30, 2007		Three Months Ended September 30, 2006
(unaudited - $ in thousands)	Average Balance	Average Yield	Average Balance	Average Yield
AVERAGE BALANCES:
Loans	$2,465,535	8.67%	$1,940,099	8.64%
Investment securities	467,209	4.64%	396,411	4.51%
Interest-bearing deposits with other banks and federal funds sold	12,668	4.57%	12,421	5.88%
Total interest-earning assets	2,945,412	8.02%	2,348,931	7.93%
Total interest-bearing deposits	2,022,558	3.75%	1,617,827	3.33%
Total interest-bearing liabilities	2,505,915	4.05%	1,919,123	3.66%

Non interest-bearing demand accounts	478,753		438,542
Equity	307,373		222,874
Total assets	3,311,566		2,592,795

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FSNM - Third Quarter Results

October 29, 2007

	Nine Months Ended September 30, 2007		Nine Months Ended September 30, 2006
(unaudited - $ in thousands)	Average Balance	Average Yield	Average Balance	Average Yield
AVERAGE BALANCES:
Loans	$2,365,258	8.70%	$1,869,006	8.44%
Investment securities	479,519	4.65%	426,898	4.49%
Interest-bearing deposits with other banks and federal funds sold	14,479	4.97%	17,673	5.73%
Total interest-earning assets	2,859,256	8.00%	2,313,577	7.69%
Total interest-bearing deposits	1,934,723	3.66%	1,575,456	3.06%
Total interest-bearing liabilities	2,408,563	3.99%	1,891,351	3.37%

Non interest-bearing demand accounts	463,464		437,364
Equity	308,327		217,436
Total assets	$3,198,552		$2,556,780

The following tables provide information regarding loans and deposits for the quarter ended September 30, 2007 and 2006, and the year ended December 31, 2006:

LOANS:

(unaudited - $ in thousands)	September 30, 2007		December 31, 2006		September 30, 2006
Commercial	$334,120	13.5%	$295,566	14.5%	$278,569	14.0%
Real estate - commercial	908,606	36.6%	714,086	35.0%	701,479	35.2%
Real estate - one- to four-family	246,031	9.9%	217,247	10.6%	224,773	11.3%
Real estate - construction	920,017	37.1%	733,333	35.9%	706,956	35.5%
Consumer and other	53,664	2.2%	55,647	2.7%	57,427	2.9%
Mortgage loans available for sale	16,545	0.7%	25,728	1.3%	22,155	1.1%

Total	$2,478,983	100.0%	$2,041,607	100.0%	$1,991,359	100.0%

DEPOSITS:

(unaudited - $ in thousands)	September 30, 2007		December 31, 2006		September 30, 2006
Non-interest bearing	$504,212	19.8%	$447,172	21.1%	$458,402	21.9%
Interest-bearing demand	322,686	12.7%	322,717	15.2%	306,011	14.6%
Money market savings accounts	354,773	13.9%	222,263	10.5%	260,260	12.4%
Regular savings	108,440	4.3%	107,812	5.1%	107,811	5.2%
Certificates of deposit less than $100,000	484,493	19.0%	386,626	18.2%	383,844	18.3%
Certificates of deposit greater than $100,000	774,224	30.3%	634,334	29.9%	576,668	27.6%

Total	$2,548,828	100.0%	$2,120,924	100.0%	$2,092,996	100.0%

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FSNM - Third Quarter Results

October 29, 2007

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The discussions regarding our growth strategy, expansion of operations in our markets, acquisitions, competition, loan and deposit growth, timing of new branch openings and consolidations, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State’s filings with the Securities and Exchange Commission. First State is under no obligations to update any forward-looking statements.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com.

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